Exhibit 99.1

For More Information, Contact:

Investor Relations

Varian, Inc.

650.424.5471

ir@varianinc.com

VARIAN, INC. ANNOUNCES FIRST QUARTER 2009 PRELIMINARY RESULTS

PALO ALTO, Calif. - Varian, Inc. (NasdaqGS: VARI) today announced preliminary results for the first quarter of its fiscal year 2009, which ended January 2, 2009.

First quarter sales should be between $205 million and $210 million. Non-GAAP (adjusted) diluted earnings per share should be between $0.50 and $0.54 including share-based compensation expense of approximately $0.05. On a GAAP basis, diluted earnings per share should be between $0.41 and $0.45. Adjusted operating margins should be between 11.2% and 11.4% in the quarter, while GAAP operating margins should be between 9.4% and 9.6%. Operating cash flow should be between $15 million and $20 million for the quarter.

For a complete reconciliation of non-GAAP (adjusted) financial information used in this press release to the most directly comparable GAAP financial information, please refer to the attached Reconciliations of GAAP to Adjusted Results, Preliminary.

Sales were below expectations in the first quarter primarily due to lower revenues from research products (in particular NMR and imaging systems). Despite order weakness late in the quarter, in particular for certain vacuum and analytical products, total company orders exceeded sales for the quarter. Adjusted operating margins held up well, even on lower revenues, due to the positive impact of efficiency improvements implemented in recent years and favorable foreign currency movements. In addition, operating cash flow was solid during the quarter.

“With respect to our research products sales, we have said many times that the timing of revenues on these products is impacted by factors such as laboratory readiness and access to customer sites, duration of installations and availability of key components and installation personnel,” said Garry W. Rogerson, President and Chief Executive Officer. “Although we entered the first quarter with a strong backlog for these products and saw solid orders during the quarter, delays due to some of these factors, compounded by the shorter working month and customer shutdowns in December, were responsible for a large portion of our decrease in revenues, and all of the decrease in earnings, in the first quarter. Fortunately, we expect to recognize most of these revenues during the second and third quarters.”

“We believe the broader weakness in orders that we experienced during December reflected a combination of factors including the deterioration of global economic conditions, the timing and extent of customer shutdowns and the shorter working month,” said Rogerson. “It is currently difficult to say how much each of these factors contributed to the weaker order activity and whether that weakness is indicative of any longer-term trend.”

“We therefore believe, as we separately announced today, it is prudent to take steps to reduce our cost structure and position ourselves favorably to respond to demand fluctuations while continuing to invest in new product development and maintaining our high standard of customer service and support. Our product, application and geographic diversity continue to position us well, in particular with the prospect of increased global governmental spending on research and other applications.”

Webcast Conference Call

The company plans to report its final and more detailed results for the first quarter of fiscal year 2009 after 1:00 p.m. Pacific Time (PT) on Wednesday, February 4, 2009. A conference call to review the results will follow at 2:00 p.m. PT that same day.

A live webcast of the conference call will be publicly available (in listen-only mode) and may be heard via the Internet by going to www.varianinc.com and clicking on the “Live Webcast” link at the top of the right side of the page. In addition to the live webcast, replays will be available to the public on Varian, Inc.’s website for at least 90 days.

Non-GAAP (Adjusted) Financial Measures

This press release includes non-GAAP (which we refer to as “adjusted”) financial measures for diluted earnings per share and operating profit margins. These non-GAAP financial measures exclude acquisition-related intangible amortization and restructuring and other related costs. Reconciliations of each of these non-GAAP financial measures to the most directly comparable GAAP financial measures are detailed in the Reconciliations of GAAP to Adjusted Results attached to this press release. We believe that presentation of these non-GAAP financial measures provides useful information to investors regarding our results of operations.

We believe that excluding acquisition-related intangible amortization provides supplemental information and an alternative presentation useful to investors’ understanding of the company’s core operating results and trends. In addition, investors have indicated to us that they analyze the benefits of acquisitions based on the cash return on the investment made, and thus consider financial measures excluding acquisition-related intangible amortization as important, useful information.

We similarly believe that excluding restructuring and other related costs (principally related to facility closures and employee terminations to improve operational efficiency) provides supplemental information and an alternative presentation useful to investors’ understanding of the company’s core operating results and trends, especially when comparing those results on a consistent basis to results for previous periods and anticipated results for future periods. Investors have indicated that they consider financial measures of our results of operations excluding restructuring and other related costs as important supplemental information useful to their understanding of our historical results and estimating of our future results.

We also believe that, in excluding acquisition-related intangible amortization and restructuring and other related costs, our non-GAAP financial measures provide investors with transparency into what is used by management to measure and forecast our results of operations, to compare on a consistent basis our results of operations for the current period to that of prior periods, to compare our results of operations on a more consistent basis against that of other companies, in making financial and operating decisions and to establish certain management compensation.

Although we believe, for the foregoing reasons, that our presentation of non-GAAP financial measures provides useful supplemental information to investors regarding our results of operations, our non-GAAP financial measures should only be considered in addition to, and not as a substitute for or superior to, our financial measures prepared in accordance with GAAP.

Caution Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on management’s current expectations, are not guarantees of future performance, and involve certain risks and uncertainties that could cause the company’s actual results to differ materially from management’s current expectations and the forward-looking statements made in this press release. Those risks and uncertainties include, but are not limited to, the following: whether actual financial results for the first quarter of the company’s fiscal year 2009 will differ materially from the preliminary results reported above; risks arising from the timing of shipments, installations and the recognition of revenue on research products; and other risks detailed from time to time in the company’s filings with the Securities and Exchange Commission. We undertake no special obligation to update any forward-looking statements, whether in response to new information, future events or otherwise.

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Varian, Inc. is a leading worldwide supplier of scientific instruments and vacuum technologies for life science and industrial applications. The company provides complete solutions, including instruments, vacuum products, laboratory consumable supplies, software, training and support through its global distribution and support systems. Varian, Inc. employs approximately 3,900 people worldwide and operates manufacturing facilities in North America, Europe and Asia Pacific. Varian, Inc. had fiscal year 2008 sales of $1.0 billion, and its common stock is traded on the NASDAQ Global Select Market under the symbol “VARI.” Further information is available on the company’s Web site: http://www.varianinc.com.

VARIAN, INC. AND SUBSIDIARY COMPANIES

RECONCILIATION OF GAAP TO ADJUSTED RESULTS - PRELIMINARY

RESULTS OF OPERATIONS

(UNAUDITED)

Fiscal Quarter Ended January 2, 2009

Preliminary Results
TOTAL COMPANY
Preliminary Diluted Earnings Per Share
Preliminary U.S. GAAP	$0.41 - $0.45
Adjustments:
Preliminary acquisition-related intangible amortization	$0.05
Preliminary restructuring and other related costs	$0.04
Preliminary as adjusted	$0.50 -$0.54

Preliminary Operating Margins
Preliminary U.S. GAAP	9.4% -9.6%
Adjustments:
Preliminary acquisition-related intangible amortization	1.0%
Preliminary restructuring and other related costs	0.8%
Preliminary as adjusted	11.2% -11.4%